Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-132201
Dated November 1, 2007

Final terms and conditions

Issuer:			Toyota Motor Credit Corporation

Lead Manager: 		Nomura Securities International, Inc.

Rating: 		Aaa/AAA

Currency: 		USD

Trade Date: 		November 1, 2007

Issue Date: 		November 20, 2007

Maturity Date:		November 20, 2027

Issue Price: 		100.00%

Redemption Price: 	100.00%

Nominal Amount: 	USD 10,000,000 (may be increased prior to Issue
			Date)

Denomination: 		USD 10,000 x USD 1,000

Coupon per Denomination:

			Year 1: Denomination x 8.625%
			Year 2 - Year 10: Denomination x 8.625% x n/N Year 11 - Year 16: Denomination x 9.00% x n/N Year 17 - Year 18: Denomination x 10.00% x n/N Year 19 - Year 20: Denomination x 20.00% x n/N

Where:

"n" is the number of calendar days in the relevant Calculation Period, as determined by the Calculation Agent, on which the Reference Spread as observed on such calendar day fixes on or above the Barrier for that Calculation Period.

"N" is the total number of calendar days in the corresponding Interest Period to "n" above.

"Interest Period" is the period beginning on and including the Issue Date and ending on but excluding the first Interest Payment Date and each successive period beginning on and including an Interest Payment Date and ending on but excluding the next succeeding Interest Payment Date.

Reference Spread: 	(30-year CMS minus 10-year CMS)

Where,
"30-year CMS" means the USD Constant Maturity Swap ("CMS") Rate (USD-ISDA-Swap Rate) with a Designated Maturity of 30 years as quoted on a semi-annual, 30/360 basis vs. 3 month USD LIBOR as observed in the first column (11:00 a.m. New York fixing) on Reuters Page ISDAFIX1 by the Calculation Agent on each U.S. Government Securities Business Day during the relevant Calculation Period (ISDA Definitions amended accordingly).

"10-year CMS" means the USD CMS Rate (USD-ISDA-Swap Rate) with a Designated Maturity of 10 years as quoted on a semi-annual, 30/360 basis vs. 3 month USD LIBOR as observed in the first column (11:00 a.m. New York fixing) on Reuters Page ISDAFIX1 by the Calculation Agent on each U.S. Government Securities Business Day during the relevant Calculation Period (ISDA Definitions amended accordingly).

Reference Spread Observation:
The Calculation Agent shall observe the Reference Spread on each calendar day in an Interest Period. Provided that:

(1)	Prior to the Rate Cut-off Date, the Reference Spread for a calendar day, which is a non-U.S. Government Securities Business Day, shall be deemed to be the Reference Spread as observed on the previous day that was a U.S. Government Securities Business Day.

(2)	The Reference Spread for the period after the Rate Cut-off Date through to the end of such Interest Period shall be deemed to be the Reference Spread as observed on the Rate Cut-off Date for that Interest Period.

Rate Cut Off Date:
5 U.S. Government Securities Business Days prior to the Interest Payment Date for the relevant Interest Period.

Barrier	for the relevant Interest Period:  0.00%

Day Count Fraction:  30/360

Interest Payment Dates:	Semi-Annual on the 20th of each May and
November commencing May 20, 2008

Business Day Convention:  Following, unadjusted

Business Days:
For Reference Rate Observations:  U.S. Government Securities Business Days
For Payments: 	London and New York Business Days
For Call Notice Period:  London and New York Business Days

Issuer Call:
Callable in whole, but not in part, at 100.00% on every Interest Payment Date from and including November 20, 2008 to and including May 20, 2027.

Call Notice Period:  10 calendar days

Calculation Agent:  Nomura Global Financial Products Inc.

Selling Restrictions:
See prospectus. No purchase, offer, sale, resale or delivery of any Notes or distribution of any offering material relating to the Notes may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and which will not impose any obligation on the Issuer or the Calculation Agent.

Terms of Sale:
Any sale of Notes pursuant to this term sheet shall be to the Purchaser on a principal-to-principal basis for the Purchaser's own account.

Governing Law:  New York

Original Issue Discount:  Yes

Documentation:  US MTN Program

CUSIP:  89233PM95

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering.
Before you invest, you should read the prospectus for this offering in that registration statement, and other documents the issuer has filed with the SEC, for more complete information about the issuer and this offering.
You may get these documents for free by searching the SEC online database (EDGAR(r)) at www.sec.gov. Alternatively, you may obtain a copy of the prospectus from Nomura Securities International, Inc. by calling (212) 667-2222.

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